Exhibit 99.1

Champions Oncology Closes Convertible Debt Financing

Hackensack, NJ – December 5, 2014 – Champions Oncology, Inc., a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced the closing of a $2 million convertible debt financing with two of its executive officers. Joel Ackerman, CEO, and Dr. Ronnie Morris, President, have each invested $1 million in convertible promissory notes to finance the operations of the Company.

The notes will bear interest at 12% per annum and have a term of 90 days. The notes, including any accrued but unpaid interest, are convertible at the option of each noteholder: (a) upon the closing of any equity financing that occurs during the term of the notes, into the securities offered in the financing to other investors at a 5% discount to the price per share paid by other investors in the financing; and (b) upon the maturity date of the notes, into the Company’s common stock at the volume weighted average closing price of the common stock for the five trading days prior to such conversion.